Exhibit 10.11

EXECUTION COPY

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 26, 2005, between DOUBLE HULL TANKERS, INC., a corporation incorporated under the laws of the Republic of the Marshall Islands (“Employer”), and EIRIK UBØE, an individual (“Executive”).

WHEREAS Employer intends to consummate an initial public offering of its common stock (the “IPO”);

WHEREAS Employer desires to employ Executive as its Chief Financial Officer upon the consummation of the IPO; and

WHEREAS Executive is willing to serve in the employ of Employer for the period and upon the other terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

Employment

SECTION 1.01.  Effectiveness.  This Agreement shall become effective on June 15, 2005; provided, however, that this Agreement shall be null and void and of no further force and effect if the consummation of the IPO (the “Closing”) does not occur by November 30, 2005; provided, further that this Agreement shall be null and void and of no further force and effect upon such earlier date that the Employer affirmatively determines to cancel the IPO (it being understood that, in the event this Agreement becomes null and void pursuant to the preceding part of this sentence, Executive shall not be subject or entitled to any of the provisions set forth in this Agreement, including, without limitation, the termination provisions of Article III; provided, however, that (a) Executive shall be entitled to (i) receive his Salary through the earlier of the first anniversary of the date on which the Employer affirmatively determines to cancel the IPO and November 30, 2006 and (ii) the amounts referred to in Section 3.02 and (b) the provisions of Article IV shall apply, except that the provisions of Section 4.05 shall only apply for the period during which Executive is entitled to receive his Salary pursuant to (a) of this proviso).

SECTION 1.02.  Term.  The term of Executive’s employment under this Agreement (the “Term”) shall commence on June 15, 2005 (the “Commencement Date”), and, unless earlier terminated pursuant to the provisions of Article III, shall terminate on the third anniversary of the Commencement Date, provided that such term may be extended by Employer, in its sole discretion, for a term to be determined by Employer upon giving six months’ prior written notice to Executive of its intent to so extend.

SECTION 1.03.  Position.  During the Term, Employer shall employ Executive, and Executive shall serve, as Chief Financial Officer, reporting to the Chief Executive Officer.  Executive shall have the duties, responsibilities and authority as are typical for such position at companies of comparable size to Employer and within Employer’s industry, including general executive authority over Employer’s affairs arising in the ordinary course of business, and shall perform the other services and duties as determined from time to time by the Board of Directors of Employer (the “Board”).

SECTION 1.04.  Time and Effort.  Executive shall serve Employer faithfully, loyally, honestly and to the best of Executive’s ability.  Executive shall devote substantially all of Executive’s business time to the performance of Executive’s duties on behalf of Employer.  During the Term, Executive shall not, directly or indirectly, engage in any employment or other activity that, in the sole discretion of the Board, is competitive with or adverse to the business, practice or affairs of Employer or any of its affiliates, whether or not such activity is pursued for profit or other advantage, or that would conflict or interfere with the rendition of Executive’s services or duties, provided that Executive may serve on civic or charitable boards or committees and serve as a non-employee member of a board of directors of a corporation as to which the Board has given its consent.  Prior to the Closing, Executive shall resign from or terminate all positions, relationships and activities that would be inconsistent with the foregoing.

SECTION 1.05.  Location and Travel.  During the Term, Executive shall be physically present at Employer’s offices in St. Helier, Jersey, Channel Islands when discussing, deliberating over or making any material decision regarding or affecting Employer or its business or affairs (whether or not such activity includes or involves the Board), as determined by the Board in its discretion.  Executive acknowledges and agrees that his duties and responsibilities to Employer will require him to travel worldwide from time to time, including to Employer’s offices in the Channel Islands.

ARTICLE II

Compensation

SECTION 2.01.  Salary.  As compensation for all services rendered by Executive to Employer and all its affiliates in any capacity and for all other obligations of Executive hereunder, Employer shall pay Executive a salary (“Salary”) during the Term at the annual rate of $275,000, payable monthly to a bank account specified by Executive.

SECTION 2.02.  Annual Bonus.  During the Term, Executive shall be eligible to receive an annual cash bonus in such amount and subject to such terms and conditions as the Board may determine in its discretion.

SECTION 2.03.  Equity Awards.  Upon the pricing date of the IPO, Executive shall receive, pursuant to an incentive compensation plan to be adopted by Employer prior to the IPO, stock options with respect to Employer’s common stock (“Options”) and restricted shares of Employer’s common stock (“Restricted Stock”) having an aggregate grant-date value of $75,000 (the “Initial Grants”).  The Initial Grants shall be divided equally between Options, which will vest pro-rata over three years, and Restricted Stock, which will vest pro rata over four years.  In the event the Closing fails to occur for any reason by November 30, 2005, then the Initial Grants will be automatically canceled and the Executive will be entitled to no benefits or payments with respect thereto.  The Initial Grants and the other terms and conditions thereof shall be evidenced by award agreements to be entered into by Executive and Employer.  During the Term, Executive shall be eligible to receive other awards of equity interests in Employer in such amounts and subject to such terms and conditions as the Board may determine in its discretion.

SECTION 2.04.  Benefits.  During the Term, Executive shall not be entitled to receive, and Employer shall have no obligation to provide, any employee benefits (including health, welfare, disability, pension, retirement and death benefits), fringe benefits or perquisites, except as otherwise set forth herein.

SECTION 2.05.  Vacation.  During each calendar year of the Term, Executive shall be entitled to four weeks of paid vacation from Employer, pro rated for any partial calendar year.

SECTION 2.06.  Business Expenses.  Employer shall reimburse Executive for all necessary and reasonable “out-of-pocket” business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive furnishes to Employer adequate records and other documentary evidence required to substantiate such expenditures and otherwise complies with any travel and expense reimbursement policy established by the Board from time to time.

SECTION 2.07.  Withholdings.  Employer and its affiliates may withhold or deduct from any amounts payable under this Agreement such taxes, fees, contributions and other amounts as may be required to be withheld or deducted pursuant to any applicable law or regulation.

ARTICLE III

Termination

SECTION 3.01.  General; Exclusive Rights.  Subject to the provisions of this Article III, Executive’s employment with Employer may be terminated by Executive or Employer at any time and for any reason, which termination shall be effective on the date specified by Executive or Employer, as the case may be.  In the event that Executive’s employment with Employer is terminated, whether by Employer or Executive, at any time and for any reason, Executive shall have no further rights to any compensation, payments or any other benefits under this Agreement or any other contract, plan, policy or arrangement with Employer or its affiliates, except as set forth in this Article III.

SECTION 3.02.  Accrued Rights.  Upon the termination of Executive’s employment with Employer, whether by Employer or Executive, at any time and for any reason, Executive shall be entitled to receive (a) Salary earned through the date of termination that remains unpaid as of such date and (b) reimbursement of any unreimbursed business expenses incurred by Executive prior to the date of termination to the extent such expenses are reimbursable under Section 2.06 (all such amounts, the “Accrued Rights”).

SECTION 3.03.  Termination by Employer Other Than for Cause.  (a)  If (i) Employer elects to terminate Executive’s employment during the Term for any reason other than Cause (as defined below) or (ii) Employer elects not to extend the Term in accordance with Section 1.02 and Employer would not at such time have Cause to terminate Executive’s employment, then (A) Employer shall continue to pay Executive’s Salary through the later of (1) the third anniversary of the Commencement Date and (2) the first anniversary of the effective date of Executive’s termination of employment and (B) in the event of a termination pursuant to clause (i), all equity-based compensation granted to Executive pursuant to Section 2.03 (including the Initial Grants) shall immediately vest and become exercisable, subject to the other terms and conditions of such grants, provided that Employer shall not be obligated to commence any payment under this Section 3.03, and Executive shall not be entitled to any such acceleration, until such time as Executive has provided an irrevocable waiver and general release of claims, including Executive’s right to notice pursuant to the Employment (Jersey) Law, 2003, as amended (other than Executive’s rights under this Agreement ), in favor of Employer, its affiliates, and their respective directors, officers, employees, agents and representatives in form and substance acceptable to Employer; provided, further, that Employer shall be entitled to cease making, and Executive shall forfeit any entitlement to receive, such payments in the event that Executive breaches any of his obligations under Article IV.

(b)  For purposes of this Agreement, the term “Cause” shall mean (i) Executive’s  failure to perform those duties that Executive is required or expected to perform pursuant to this Agreement, (ii) Executive’s dishonesty or breach of any fiduciary duty to Employer in the performance of Executive’s duties hereunder, (iii) Executive’s conviction of, or a plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude, fraud, dishonesty, theft, unethical business conduct or conduct that impairs the reputation of Employer or any of its affiliates or any felony (or the equivalent thereof in any jurisdiction), (iv) Executive’s gross negligence or willful misconduct in connection with Executive’s duties hereunder or any act or omission that is injurious to the financial condition or business reputation of Employer or any of its affiliates or (v) Executive’s breach of the provisions of Article IV of this Agreement.

SECTION 3.04.  Termination upon Death or Disability.  (a)  Executive’s employment with Employer shall terminate immediately upon Executive’s death or Disability (as defined below).  In the event Executive’s employment terminates due to death or Disability, then Employer shall continue to pay Executive’s Salary through the first anniversary of the effective date of such termination of employment.

(b)  For purposes of this Agreement, the term “Disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform Executive’s duties in a normal manner for a period of 120 days (whether or not consecutive) in any twelve-month period during the Term.   The Board shall determine, on the basis of the facts then available, whether and when the Disability of Executive has occurred.  Such determination shall take into consideration the expert medical opinion of a physician mutually agreeable to Employer and Executive based upon such physician’s examination of Executive.  Executive agrees to make himself available for such examination upon the reasonable request of Employer.

SECTION 3.05.  Termination by Executive.  If Executive terminates his employment with Employer for any reason, Executive shall provide written notice to Employer at least 30 days prior to the effective date of such termination.

SECTION 3.06.  Change of Control.  (a)  In the event that Executive’s employment is terminated by Executive for Good Reason within one year following a Change of Control, Executive shall be entitled to receive the continuation of his Salary through the later of (i) the third anniversary of the Commencement Date and (ii) the first anniversary of the effective date of Executive’s termination of employment.

(b)  For purposes of this Agreement, the term

(i) “Change of Control” shall mean the occurrence of any of the following events, not including any events occurring prior to or in connection with the IPO (including the occurrence of such IPO):

(A) the consummation of (1) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) Employer or (y) any entity in which Employer, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock, but in the case of this clause (y) only if Employer Voting Securities (as defined below) are issued or issuable in connection with such transaction (each of the transactions referred to in this clause (1) being hereinafter referred to as a “Reorganization”) or (2) the sale or other disposition of all or substantially all the assets of Employer to an entity that is not an affiliate (a “Sale”) if such Reorganization or Sale requires the approval of Employer’s stockholders under the law of Employer’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of Employer in such Reorganization or

Sale), unless, immediately following such Reorganization or Sale, (I) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the Shares or other securities eligible to vote for the election of the Board (collectively, the “Employer Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such Reorganization or Sale (including, without limitation, an entity that as a result of such transaction owns Employer or all or substantially all the Employer’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Employer Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any entity involved in or forming part of such Reorganization or Sale other than Employer and its affiliates) and (II) no Person beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity immediately following the consummation of such Reorganization or Sale;

(B) the stockholders of Employer approve a plan of complete liquidation or dissolution of Employer; or

(C) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, respectively) (other than Employer or an affiliate) becomes the beneficial owner, directly or indirectly, of securities of Employer representing 50% or more of the then outstanding Employer Voting Securities; provided that for purposes of this subparagraph (C), any acquisition directly from Employer shall not constitute a Change of Control; and

(ii) “Good Reason” shall mean the occurrence of any of the following events or circumstances (without the prior written consent of Executive):  (A) a material reduction by Employer of Executive’s authority or a material change in Executive’s functions, duties or responsibilities, (B) a reduction in Executive’s Salary, (C) a requirement that Executive report to anyone other than the Board, (D) a requirement that Executive relocate his residence (it being understood that the requirements set forth in Section 1.05 do not constitute a requirement to relocate) or (E) a breach by Employer of any material obligation of Employer under this Agreement (which breach has not been cured within 30 days after written notice thereof is provided to Employer by Executive specifically identifying such breach in reasonable detail).

ARTICLE IV

Executive Covenants

SECTION 4.01.  Employer’s Interests.  Executive acknowledges that Employer has expended substantial amounts of time, money and effort to develop business strategies, substantial customer and supplier relationships, goodwill, business and trade secrets, confidential information and intellectual property and to build an efficient organization and that Employer has a legitimate business interest and right in protecting those assets as well as any similar assets that Employer may develop or obtain following the Commencement Date.  Executive acknowledges and agrees that the restrictions imposed upon Executive under this Agreement are reasonable and necessary for the protection of such assets and that the restrictions set forth in this Agreement will not prevent Executive from earning an adequate and reasonable livelihood and supporting his dependents without violating any provision of this Agreement.  Executive further acknowledges that Employer would not have agreed to enter into this Agreement without Executive’s agreeing to enter into, and to honor the provisions and covenants of, this Article IV.  Therefore, Executive agrees that, in consideration of Employer’s entering into this Agreement and Employer’s obligations hereunder and other good and valuable consideration, the receipt of which is hereby acknowledged by Executive, Executive shall be bound by, and agrees to honor and comply with, the provisions and covenants contained in this Article IV following the Commencement Date.

SECTION 4.02.  Scope of Covenants.  For purposes of this Article IV, the term “Employer” includes Employer’s affiliates, and its and their predecessors, successors and assigns.

SECTION 4.03.  Non-Disclosure of Confidential Information.  (a)  Executive acknowledges that, in the performance of his duties as an employee of Employer, Executive may be given access to Confidential Information (as defined below).  Executive agrees that all Confidential Information has been, is and will be the sole property of Employer and that Executive has no right, title or interest therein.  Executive shall not, directly or indirectly, disclose or cause or permit to be disclosed to any person, or utilize or cause or permit to be utilized, by any person, any Confidential Information acquired pursuant to Executive’s employment with Employer (whether acquired prior to or subsequent to the execution of this Agreement or the Commencement Date) or otherwise, except that Executive may (i) utilize and disclose Confidential Information as required in the discharge of Executive’s duties as an employee of Employer in good faith, subject to any restriction, limitation or condition placed on such use or disclosure by Employer, and (ii) disclose Confidential Information to the extent required by applicable law or as ordered by a court of competent jurisdiction.

(b)  For purposes of this Agreement, “Confidential Information” shall mean trade secrets and confidential or proprietary information, knowledge or data that is or will be used, developed, obtained or owned by Employer relating to the business, operations, products or services of Employer or of any customer, supplier, employee or independent contractor thereof, including products, services, fees, pricing, designs, marketing plans, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for, Employer), operating systems, applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, developments, methods, improvements, techniques, devices, products, know-how, processes, financial data, customer or supplier lists, contact persons, cost information, regulatory matters, employee information, accounting and business methods, trade secrets, copyrightable works and information with respect to any supplier, customer, employee or independent contractor of Employer, in each case whether patentable or unpatentable, whether or not reduced to writing or other tangible medium of expression and whether or not reduced to practice, and all similar and related information in any form; provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of disclosure by Executive in breach of this Agreement or in breach of any similar covenant made by Executive or any other duty of confidentiality.

SECTION 4.04.  Non-Disparagement.  After the date hereof, Executive shall not, whether in writing or orally, criticize or disparage Employer, its business or any of its customers, clients, suppliers or vendors or any of its current or former, stockholders, directors, officers, employees, agents or representatives or any affiliates, directors, officers or employees of any of the foregoing, provided that Executive may provide critical assessments of Employer to Employer during the Term.

SECTION 4.05.  Non-Competition.  (a)  For the Restricted Period (as defined below), Executive shall not directly or indirectly, without the prior written consent of the Board:

(i) engage in any activity or business, or establish any new business, in any location that is involved with the voyage, chartering or time chartering of crude oil tankers, including assisting any person in any way to do, or attempt to do, any of the foregoing;

(ii) (A) solicit any person that is a customer or client (or prospective customer or client) of Employer or any of its affiliates to purchase any goods or services of the type sold by Employer or any of its affiliates from any person other than Employer or any of its affiliates or to reduce or refrain from doing (or otherwise change the terms or conditions of) any business with Employer or any of its affiliates, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between Employer or any of its affiliates and their respective employees, customers, clients, vendors or suppliers (or any person that Employer or any of its affiliates have approached or have made significant plans to approach as a prospective employee, customer, client, vendor or supplier) or any governmental authority or any agent or representative thereof or (C) assist any person in any way to do, or attempt to do, any of the foregoing; or

(iii) form, or acquire a two (2%) percent or greater equity ownership, voting or profit participation interest in, any Competitor.

(b)  For purposes of this Agreement, the term “Restricted Period” shall mean a period commencing on the date of the Commencement Date and terminating one year from the date Executive ceases to be an employee of Employer for any reason.  The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of this Section 4.07.

(c)  For purposes of this Agreement, the term “Competitor” means any person that engages in any activity, or owns or controls a significant interest in any person that engages in any activity, in the voyage, chartering and time chartering of crude oil tankers; provided that a Competitor shall not include any person who the Board has deemed, through its prior written approval, not to be a Competitor.

SECTION 4.06.  Records.  All memoranda, books, records, documents, papers, plans, information, letters, computer software and hardware, electronic records and other data relating to Confidential Information, whether prepared by Executive or otherwise, in Executive’s possession shall be and remain the exclusive property of Employer, and Executive shall not directly or indirectly assert any interest or property rights therein.  Upon termination of employment with Employer for any reason, and upon the request of Employer at any time, Executive will immediately deliver to Employer all such memoranda, books, records, documents, papers, plans, information, letters, computer software and hardware, electronic records and other data, and all copies thereof or therefrom, and Executive will not retain, or cause or permit to be retained, any copies or other embodiments of such materials.

SECTION 4.07.  Specific Performance.  Executive agrees that any breach by Executive of any of the provisions of this Article IV shall cause irreparable harm to Employer that could not be adequately compensated by monetary damages and that, in the event of such a breach, Executive shall waive the defense in any action for specific performance that a remedy at law would be adequate, and Employer shall be entitled to (a) specifically enforce the terms and provisions of this Article IV without the necessity of proving actual damages or posting any bond or providing prior notice and (b) cease making any payments or providing any benefit otherwise required by this Agreement (including payments under Section 3.03), in each case in addition to any other remedy to which Employer may be entitled at law or in equity.  Without limiting the generality of the foregoing, in any proceeding in which Employer seeks enforcement of this Agreement or seeks relief from Executive’s violation of this Agreement and Employer prevails in such proceeding, Employer shall be entitled to recover from Executive all litigation costs and attorneys’ fees and expenses incurred by Employer in any suit, action or proceeding arising out of or relating to this Agreement.

SECTION 4.08.  Executive Representations and Warranties.  Executive represents and warrants to Employer that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or conflict with the terms of any contract, agreement, arrangement, policy or understanding to which Executive is a party or otherwise bound.

SECTION 4.09.  Cooperation.  Following the termination of Executive’s employment, Executive shall provide reasonable assistance to and cooperation with Employer in connection with any suit, action or proceeding (or any appeal therefrom) relating to acts or omissions that occurred during the period of Executive’s employment with Employer.  Employer shall reimburse Executive for any reasonable expenses incurred by Executive in connection with the provision of such assistance and cooperation.

ARTICLE V

Miscellaneous

SECTION 5.01.  Assignment.  This Agreement is personal to Executive and shall not be assignable by Executive.  The parties agree that any attempt by Executive to delegate Executive’s duties hereunder shall be null and void.  Employer may assign this Agreement and its rights and obligations thereunder, in whole or in part, to any person that is an affiliate, or a successor in interest to substantially all the business or assets, of Employer.  Upon such assignment, the rights and obligations of Employer hereunder shall become the rights and obligations of such affiliate or successor person, and Executive agrees that Employer shall be released and novated from any and all further liability hereunder.  For purposes of this Agreement, the term “Employer” shall mean Employer as hereinbefore defined in the recitals to this Agreement and any permitted assignee to which this Agreement is assigned.

SECTION 5.02.  Successors.  This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of Employer and the personal and legal representatives, executors, administrators, successors, distributees, devisees and legatees of Executive.  Executive acknowledges and agrees that all Executive’s covenants and obligations to Employer, as well as the rights of Employer under this Agreement, shall run in favor of and will be enforceable by Employer, its affiliates and their successors and permitted assigns.

SECTION 5.03.  Entire Agreement.  This Agreement contains the entire understanding of Executive, on the one hand, and Employer and its affiliates, on the other hand, with respect to the subject matter hereof, and all oral or written agreements or representations, express or implied, with respect to the subject matter hereof are set forth in this Agreement.

SECTION 5.04.  Amendment.  This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

SECTION 5.05.  Notice.  All notices, requests, demands and other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to Employer:	Double Hull Tankers, Inc.
26 New Street
St. Helier, Jersey JE23RA
Channel Islands
Attn: Board of Directors

If to Executive:	Eirik Ube
Jacob Neumannsvei 42
1384 Asker, Norway

The parties may change the address to which notices under this Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 5.06.  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of Jersey, without regard to the conflicts of law principles thereof, and both Employer and Executive submit to the non-exclusive jurisdiction of the Royal Court of Jersey in all matters arising out of or in connection with this Agreement.

SECTION 5.07.  Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 5.08.  Survival.  Subject to Section 1.01, the rights and obligations of Employer and Executive under the provisions of this Agreement, including Articles IV and V of this Agreement, shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with Employer for any reason, to the extent necessary to preserve the intended benefits of such provisions.

SECTION 5.09.  No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

SECTION 5.10.  Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 5.11.  Construction.  (a)  The headings in this Agreement are for convenience only, are not a part of this Agreement and shall not affect the construction of the provisions of this Agreement.

(b)  For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather will be deemed to be followed by the words “without limitation”.

(c)  For purposes of this Agreement, the term “person” means any individual, partnership, company, corporation or other entity of any kind.

(d)  For purposes of this Agreement, the term “affiliate”, with respect to any person, means any other person that controls, is controlled by or is under common control with such person.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

DOUBLE HULL TANKERS, INC.,

by
/s/ Erik A. Lind
Name: Erik A. Lind
Title: Chairman

EIRIK UBØE,

/s/ Eirik Ube